Exhibit 10.39

January 29, 2009

Mr. David A. Harrison

14 Elm Street

Denville, NJ 07834

Re:       Consulting Agreement

Dear Dave:

This letter agreement (the “Agreement”), effective as of January 30, 2009 (the “Effective Date”), when accepted and agreed to by you (“Consultant”) and Building Materials Corporation of America (“GAF”), shall constitute the agreement between Consultant and GAF pursuant to which Consultant is to provide consulting services to GAF and its affiliates and/or subsidiaries as set forth herein.

WHEREAS, Consultant has prior experience with GAF’s business and industry, and the parties seek to establish the terms and conditions pursuant to which Consultant shall provide services, advice and expertise on the subject matter designated herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                                       Consulting Services.  A.  During the term of this Agreement, Consultant shall provide GAF with the consulting services described herein (the “Services”), when and as directed by GAF’s Designated Representative identified in Paragraph 2, below.   Such Services shall generally involve the services described in Paragraphs 4.A and 4.B below, and such other work or special projects as GAF’s Designated Representative shall direct from time to time.

B.            All such Services shall be performed at times and locations approved by GAF’s Designated Representative.  Consultant will not maintain an office at any GAF facility.

C.            Additional Services to be provided by Consultant shall only be authorized if approved in advance and in writing by GAF’s Designated Representative, or such other person as is designated in writing from time to time by GAF.  If such additional Services are not so authorized in advance, GAF shall not be responsible for payment of the same.

D.            Consultant acknowledges and agrees that Consultant shall be providing consulting services pursuant to this Agreement as an independent contractor and that this Agreement does not, and is not intended to, create any employer-employee relationship between Consultant and GAF.  As such, Consultant acknowledges that Consultant is not eligible to participate in, and waives any claims to, any type of benefits offered to employees of GAF, its affiliates or subsidiaries, including, but not limited to, vacation, sick leave, holiday pay, payroll taxes, workers’ compensation, and unemployment compensation insurance.

E.             Consultant agrees to use his best efforts to meet GAF’s requests and to provide GAF with the full benefit of his knowledge, experience, and skill in the field.  Consultant warrants that his Services shall be performed in a professional and workmanlike manner and according to the highest standards of the industry.

2.                                       Designated Representative.  In rendering the Services to be provided hereunder, Consultant shall receive instructions from Robert B. Tafaro as GAF’s Designated Representative (unless notified to the contrary in writing by GAF).

3.                                       Compensation.

A.  For the first twelve (12) months of this Agreement (the “Initial Period”), GAF shall pay consultant a monthly fee of twenty-eight thousand dollars ($28,000.00) (or prorated amount for any portion of a month, as determined by days within the month).

B.  For the six (6) months following the Initial Period (the “Extended Period”), GAF shall pay consultant a monthly fee of ten thousand dollars ($10,000.00) (or prorated amount for any portion of a month, as determined by days within the month).

C.  Notwithstanding any provision to the contrary contained herein, at any time during the Initial Period, Consultant may elect, upon ten (10) days’ written notice to GAF, to provide the Guaranteed Initial Period Reduced Services (as defined below) and receive a monthly fee of fourteen thousand dollars ($14,000.00) (or prorated amount for any portion of a month, as determined by days within the month), in lieu of, and not in addition to, the compensation provided for in Paragraph 3.A.  If Consultant makes such election, the election shall terminate at the end of the Initial Period.

D.  Notwithstanding any provision to the contrary contained herein, at any time during the Extended Period, Consultant may elect, upon ten (10) days’ written notice to GAF, to provide the Guaranteed Extended Period Reduced Services (as defined below) and receive a monthly fee of five thousand dollars ($5,000.00) (or prorated amount for any portion thereof) in lieu of, and not in addition to, the compensation provided for in Paragraph 3.B.

E.   The Company may, in its sole discretion, authorize consultant to perform some or all of the Guaranteed Initial Period Services, Guaranteed Extended Period Services, Guaranteed Initial Period Reduced Services, or Guaranteed Extended Period Reduced

Services (collectively, the “Guaranteed Services”), as applicable, but shall pay Consultant the full amount for the applicable Guaranteed Services, as provided in Paragraphs 3.A, 3.B, 3.C or 3.D.

4.                                       Services.

A.   For the Initial Period, upon the request and direction of GAF, Consultant shall (i) attend or conduct seminars or other meetings with GAF certified contractors or such other persons as requested by GAF (each day of such seminars or meetings, not including days for preparation and travel, a “Contractor Event”) for that number of Contractor Events as requested by GAF pursuant to Section 4.F. but not to exceed twenty-five (25) Contractor Events, and (ii) perform, upon the request and at the direction of GAF, no more than twenty (20) hours per month of Services in addition to the Contractor Events (collectively, the “Guaranteed Initial Period Services”).

B.  For the Extended Period, upon the request and at the direction of GAF, Consultant shall (i) attend or conduct that number of Contractor Events as requested by GAF pursuant to Section 4.F. but not to exceed eleven (11) Contractor Events, and (ii) perform, upon the request and direction of GAF, no more than ten (10) hours per month of Services in addition to the Contractor Events (collectively, the “Guaranteed Extended Period Services”).

C.  “Guaranteed Initial Period Reduced Services” shall mean performing, upon the request and at the direction of GAF, no more than twenty (20) hours per month of Services.

D.  “Guaranteed Extended Period Reduced Services” shall mean performing, upon the request and at the direction of GAF, no more than ten (10) hours per month of Services.

E.   In addition to that number of (i) Contractor Events or (ii) hours of consulting services included as part of the Guaranteed Initial Period Services or Guaranteed Extended Period Services, as applicable, GAF and Consultant may mutually agree that Consultant (A) attend or conduct additional Contractor Events in exchange for payment to Consultant equal to two thousand five hundred dollars ($2,500.00) per Contractor Event or (B) perform additional consulting services for payment to Consultant equal to two thousand five hundred dollars ($2,500.00) per work day of eight (8) hours and prorated for any portion of a day worked less than eight (8) hours.

F.   The parties agree to the following process for scheduling Contractor Events.  For Contractor Events previously scheduled with Consultant prior to the execution of this Agreement to take place prior to April 1, 2009, Consultant acknowledges notice of such Contractor Events and hereby confirms his availability to attend such Contractor Events.  For the avoidance of doubt, Consultant’s attendance and participation at the International Roofing Exposition in February 2009 shall not be considered a Contractor Event.

For the April 2009 through May 2009 period, Consultant shall provide to GAF by

February 1, 2009 his dates of unavailability and GAF shall select dates on which Consultant will attend Contractor Events no later than February 28, 2009.  To the extent GAF wishes to schedule events in March 2009 in addition to those already scheduled as of the date of this Agreement, GAF will provide Harrison at least thirty (30) days notice for those particular dates.

For each period from September through October during the term of this Agreement, including any renewal periods, Consultant shall provide to GAF by the immediately preceding July 1 his dates of unavailability and GAF shall select dates on which Consultant will attend Contractor Events no later than the immediately preceding July 31.

For each period from January through May during the term of this Agreement, including any renewal periods, commencing with the period beginning January 1, 2010, Consultant shall provide to GAF by the immediately preceding November 15 his dates of unavailability and GAF shall select dates on which Consultant will attend Contractor Events no later than the immediately preceding December 15.

If GAF requests Consultant to participate in any Contractor Event outside of the time periods described above, it shall provide Consultant with at least sixty (60) days notice, and Consultant may propose alternative dates if he is unavailable on the date proposed.

In providing dates of Consultant’s unavailability, Consultant agrees that he will be available at least sixty percent (60%) of the business days for each period.  GAF agrees to schedule Contractor Events in a logistically reasonable manner so that Consultant has sufficient time to travel between Contractor Events (for example, two days to travel between an event in Florida and an event in Oregon).

G.   Consultant shall submit an invoice at the end of each calendar month during the term hereof to GAF for the fees incurred by GAF pursuant to Paragraph 3 above for that month.  Said invoice shall be accompanied by appropriate supporting documentation, satisfactory to GAF, evidencing the days and hours worked by Consultant, if any, during said calendar month and any reimbursable expenses incurred in accordance with Section 3 of the General Terms and Conditions attached hereto for which Consultant seeks payment and reimbursement, respectively, hereunder.  GAF shall review each invoice and the supporting documentation accompanying the same and, unless disputed by GAF, pay the amount set forth in each such invoice within thirty (30) days after GAF’s receipt of the same.

5.                                       Term.  A.  The term of this Agreement shall commence as of the Effective Date and shall terminate eighteen (18) months from the Effective Date unless earlier terminated as provided herein (the “Original Term”).

B.            Either party may terminate this Agreement at any time without cause or reason and without any further liability, obligation or responsibility hereunder to the other party or any third party, except for fees earned by Consultant in accordance with this Agreement prior to such termination, upon not less than thirty (30) days prior written notice to the other party.  A termination by GAF during the Original Term pursuant to this Paragraph 5.B. shall not terminate GAF’s payment obligations pursuant to Paragraph 3.A., 3.B., 3.C, or 3.D., as applicable.

C.            This Agreement shall terminate automatically and without any further liability, obligation or responsibility hereunder upon the timely revocation by Consultant of the Separation Agreement and General Release dated as of January 30, 2009 by and between Consultant and GAF (the “Separation Agreement”).

D.            If Consultant materially breaches this Agreement, the Separation Agreement, or the Agreement Regarding Confidentiality and Competition dated as of July 10, 1998 by and between Consultant and GAF, as amended by the Employment Security Agreement dated as of June 30, 2001 by and between GAF and Harrison (the “Confidentiality and Competition Agreement”), GAF may give written notice to Consultant of such breach and Consultant shall have thirty (30) days after receipt of such notice of breach to cure such breach; provided, however, that Consultant shall have five (5) days to cure a breach of his non-competition or confidentiality obligations, if curable.  If any breach is not cured within the applicable time period, GAF may terminate this Agreement without any further liability, obligation or responsibility.   The foregoing is in addition to and without limiting GAF’s rights to any other remedy it may have as a result of such breach.

E.             This Consulting Agreement shall terminate automatically and without any further liability, obligation or responsibility hereunder upon the death or disability of the Consultant.  Disability is defined to mean that Consultant is physically unable to perform any obligation under this Agreement for a total of fifteen (15) days during any period as described in Paragraph 4.F. above or the period of thirty (30) days in a rolling twelve (12)-month period.

F.             GAF may immediately terminate this Consulting Agreement if Consultant (a) engages in gross negligence or willful misconduct in performing Services which are the subject of this Consulting Agreement or (b) discloses the contents of the Separation Agreement or any other information, the disclosure of which is prohibited by the Separation Agreement or Confidentiality and Competition Agreement.  The foregoing is in addition to and without limiting GAF’s rights to any other remedy it may have.

G.            GAF may extend the Extended Period of this Agreement upon the same terms and conditions as those set forth herein for additional one (1) year terms upon written notice to Consultant provided at least thirty (30) days prior to the expiration of the then current term.

6.                                       Objectives.  To determine work schedules and objectives, at GAF’s request, Consultant and GAF’s Designated Representative (or such other person designated in writing by GAF from time to time) shall confer in person or by telephone no more than once per month at a mutually agreeable time and location.

7.                                       Non-Competition.  Consultant acknowledges and reaffirms his obligations under, and the restrictions imposed by, the Confidentiality and Competition Agreement, as amended by the Employment Security Agreement.  For purposes of determining the Restricted Period under that Agreement, Consultant’s date of resignation of employment is the date of the Separation Agreement.

Because of the nature of the Services to be performed by Consultant hereunder, and because Consultant will have access to GAF’s Confidential Information, as that term is defined in Condition 1 of the General Conditions for Consulting Agreements, which are attached hereto and by reference incorporated herein, Consultant agrees that the restrictions imposed by the aforementioned Confidentiality and Competition Agreement shall be extended through the Non-Competition Period (as defined below) and that, in addition to such restrictions, during the Non-Competition Period Consultant shall not, directly or indirectly, disclose confidential information that can be utilized by a distributor to improve its negotiating approach to GAF’s detriment in roofing products, including with respect to pricing and/or volume support, and Consultant shall not provide services that adversely affect GAF’s competitive position with its roofing competitors.  Nothing in this Agreement shall prevent Consultant from providing services, such as (but not limited to) internal training or marketing events, that provide a distributor with a competitive advantage against other distributors without having the adverse effect on GAF described in the preceding sentence.  As used herein, the term “Non-Competition Period” means the term of this Agreement and any extension or extensions thereof, and for such additional period, as provided below, after this Agreement’s expiration or termination (the “Extended Non-Competition Period”).

The applicable Extended Non-Competition Period shall be as follows:

Upon expiration of this Agreement, including any extensions thereto, or (i) upon termination pursuant to Paragraph 5.B. by GAF or (ii) upon termination pursuant to Paragraph 5.E, the Extended Non-Competition Period shall terminate twenty-four (24) months following such expiration or termination in exchange for payment to Consultant of five thousand dollars ($5,000.00) per month during the Extended Non-Competition Period.

If this Agreement is terminated early pursuant to (i) Paragraph 5.B. by Consultant, (ii) Paragraph 5.C., (iii) Paragraph 5.D, or (iv) Paragraph 5.F,, then the Non-Competition Period shall continue through the Original Term and the Extended Non-Competition Period shall terminate twenty-four (24) months following the date the Original Term would have ended if the Agreement had not been earlier terminated.  If the Agreement is terminated as described in the preceding sentence, GAF shall pay Consultant five thousand dollars ($5,000.00) per month for each of the twenty-four (24) months of the Extended Non-Competition Period following the date the Original Term would have ended if the Agreement had not been earlier terminated.

Consultant’s restrictions and obligations as contained in this Paragraph 7 shall survive termination of this Agreement and shall terminate as provided in this Paragraph 7.

8.                                       Non-Disparagement  Consultant agrees that during the term of this Agreement and thereafter, he will not make any statement or criticism which is adverse to the interests of GAF, its customers or its vendors; nor will he take any action that may reasonably cause GAF, its customers or its vendors embarrassment, humiliation, or otherwise cause or contribute to GAF, its customers or its vendors being held in disrepute.  GAF agrees that during the term of this Agreement and thereafter, its senior management will not make any statement or criticism which is adverse to the interests of Consultant nor will its senior managment take any action that may reasonably cause Consultant embarrassment, humiliation, or otherwise cause or contribute to Consultant being held in disrepute.  GAF agrees, in response to any and all inquiries regarding Consultant’s work under this Agreement and/or previous employment with GAF, to provide Consultant’s dates of employment and work under this Agreement, his job title as an employee of GAF, and a statement that only this information is provided regarding all GAF employees pursuant to corporate practice.

If the foregoing is acceptable to you, please indicate such acceptance thereof and your agreement thereto by signing and returning the enclosed copy of this letter agreement to Robert B. Tafaro, GAF, 1361 Alps Road, Wayne, NJ 07470.

Very truly yours,

BUILDING MATERIALS CORPORATION OF AMERICA

	By:	/s/ Robert B. Tafaro
Robert B. Tafaro
President and CEO

ACCEPTED AND AGREED TO:

/s/ David A. Harrison
David A. Harrison

GENERAL CONDITIONS

FOR

CONSULTING AGREEMENTS

1.                                       Confidentiality.  A.  Consultant shall keep confidential and shall not use or disclose except in the performance of the Services to be provided hereunder, any proprietary technical or business information, including, but not limited to, trade secrets, of GAF, its affiliates or subsidiaries which Consultant may have obtained during his prior employment with GAF or may obtain during the term of this Agreement or which may be developed by or on behalf of Consultant for GAF, its affiliates or subsidiaries as well as any proprietary technical or business information of third parties which is made available to Consultant in connection with Consultant’s services hereunder (the “Confidential Information”).  Upon termination or expiration of this Agreement, or earlier if requested by GAF, he shall deliver all such Confidential Information and any copies of the same to GAF.  Consultant acknowledges and agrees that GAFwould suffer irreparable harm in the event the Confidential Information or any portion thereof was disclosed, copied or used in any manner except as provided herein.  Accordingly, and notwithstanding Condition 10.A. hereof, in the event of a breach or threatened breach of the provisions of this Condition 1, Consultant agrees that GAFshall be entitled to pursue any and all remedies at law or in equity, including, but not limited to, a temporary restraining order or preliminary or permanent injunction, or the equivalent of the same, without requirement of a bond, to prevent disclosure, copying and/or use of the Confidential Information.

B.            Any other provisions contained herein to the contrary notwithstanding, it is hereby agreed that the confidentiality and non-disclosure provisions set forth in this Condition 1 shall indefinitely survive termination of this Agreement.

2.                                       Proprietary Rights.  A.  The work product of Consultant’s Services hereunder, whether of a business or technical nature, and any writings, discoveries, inventions or improvements made or conceived during the course of, or resulting from, the Services provided hereunder, shall be promptly communicated to, and be the exclusive property of, GAF.  Consultant, at no cost to him, shall perform all lawful acts requested by GAF to:

(i)	perfect title therein in GAF or its nominee; and

(ii)	enable GAF or its nominee to obtain and maintain copyright, patent or other legal protection therefor anywhere in the world.

B.            Any other provisions contained herein to the contrary notwithstanding, it is hereby agreed that the provisions set forth in this Condition 2 shall indefinitely survive termination of this Agreement.

3.                                       Expenses.  A.  Air travel, if required, shall be by coach or economy class and be booked through GAF’s travel partner Orbitz (or such other travel partner designated by GAF).  Orbitz air travel will be direct billed to GAF.  Travel not associated with GAF should not be booked under the GAF Orbitz travel.  GAF shall reimburse Consultant for all other reasonable and necessary travel and lodging expenses Consultant incurs at GAF’s request in the performance of consulting services hereunder including, without limitation, any travel from Consultant’s home to GAF’s headquarters in Wayne, NJ, and for any other disbursements by Consultant that GAF authorizes in advance in writing in accordance with GAF’s then current Travel and Entertainment Policy.  Consultant shall not receive compensation for travel time, except to the extent consulting services are actually performed during such time.

B.            Consultant shall submit an invoice to GAF’s Designated Representative at the end of any month in which consulting services are performed with respect to expenses for which Consultant seeks reimbursement hereunder, accompanied by appropriate supporting documentation, satisfactory to GAF, evidencing such expenses, including, but not limited to, a receipt for any expenditure over ten dollars ($10.00).

4.                                       Complete Compensation.  Consultant agrees that the payments hereunder are full and complete compensation for all Services performed, for all obligations assumed and for all inventions, improvements, patent rights and copyrights assigned hereunder.

5.                                       Conflict of Interest.  Consultant represents, warrants and covenants that Consultant has no obligation to any other party which is inconsistent with Consultant’s obligations under this Agreement and that Consultant shall not, in the performance of this Agreement, breach any obligations that Consultant may have to others.  Consultant agrees not to perform any services for others that would create a conflict of interest with Consultant’s obligations under this Agreement.

6.                                       Notices.  Any notices, payments or statements to be provided under this Agreement shall be sent to Consultant at the address to which this letter is directed and to GAF at its address above (to the attention of its Designated Representative) or to such other address as one party may from time to time designate in writing to the other.

7.                                       Independent Contractor.  Consultant shall perform this Agreement solely as an independent contractor and not as GAF’s agent, employee or representative.  Nothing in this Agreement is intended or shall be construed to create or establish an agency, partnership or joint venture relationship between the parties hereto. Consultant has no authority to make any statement, representation or commitment of any kind or to take any action binding upon GAF without GAF’s prior written authorization in each instance. Consultant acknowledges that Consultant is not eligible to participate in, and waives any claims to any type of benefits offered to employees of GAF, its affiliates or subsidiaries.  GAF shall not withhold any amount attributable to payments hereunder for any benefit program or for any local, state, municipal, federal or national tax purpose, and Consultant shall be solely responsible for fulfilling all such tax obligations, including, without limitation, any salary, wage or payroll taxes or any other costs based on employment and/or payroll, including, without limitation, any form of social security, unemployment insurance, disability benefits, workers compensation, severance payments, pension, health, life or any other employee benefits or insurance, and/or any other local, state, municipal, federal or national taxes or levies otherwise imposed in connection with any of the fees paid Consultant hereunder.

8.                                       Laws and Regulations.  Consultant shall comply with all applicable laws and governmental regulations.  Consultant is not expected or authorized to take any action in the name of or otherwise on behalf, of GAF which would violate applicable laws or governmental regulations.

9.                                       Complete Agreement and Waiver.  A.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, merges all prior agreements, except the Separation Agreement and Confidentiality and Competition Agreement, as amended by the Employment Security Agreement, or understandings pertaining thereto, and may not be modified except by a written amendment signed by the parties hereto.  The Separation Agreement and Confidentiality and Competition Agreement, as amended by the Employment Security Agreement, shall continue in full force and effect and terminate upon their own terms.

B.            No waiver of any provision hereof shall be effective unless in writing signed by the party alleged to have waived such provision.  Any single waiver shall not operate to waive subsequent or other defaults.

10.                                 Dispute Resolution.  A.  Any controversy or claim arising from or related to this Agreement or the breach thereof shall be settled by final and binding arbitration by a single arbitrator in an arbitration administered by the American Arbitration Association in Passaic County, New Jersey, in accordance with the Expedited Procedures of its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

B.            Consultant and GAF hereby consent and submit to the exclusive jurisdiction of the Federal and state courts located in the State of New Jersey with regard to any and all disputes arising from or related to Condition 1.A. of these General Conditions.  Consultant and GAF waive any objection to personal jurisdiction in New Jersey and any objection that those courts are inconvenient forums to hear such disputes.  Each of Consultant and GAF hereby consent and agree that service of process by the other party shall be deemed validly and properly effected against them upon the mailing of a copy of such process by certified mail, postage prepaid, to them at their addresses as provided in Condition 6 hereof.

11.                                 Assignment.  Consultant shall not assign or transfer this Agreement, either in whole or in part and shall not delegate or subcontract any of the consulting services to be provided hereunder, whether by operation of law or otherwise.  Any such purported transfer or assignment of rights or delegation of duties hereunder shall be of no force or effect.

12.                                 Governing Law.  The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New Jersey without giving effect to its conflict of laws provisions.

13.                                 Captions.  The captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

14.                                 Insurance.  Consultant represents, warrants and covenants that Consultant presently maintains, and shall during the term hereof continue to maintain, personal liability insurance with                               and automobile liability insurance with                              , or with other insurers whose names are first provided by Consultant to GAF in writing.